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                                   EXHIBIT 99
                                   ----------

January 22, 2007



FOR IMMEDIATE RELEASE:

CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777

        FFD Financial Corporation Reports Net Earnings For The Three- and
                    Six-Month Periods Ended December 31, 2006

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank of Dover, Ohio, reported net earnings for the three months ended December 31, 2006, of $399,000, or diluted earnings per share of $.35, compared to the $292,000, or $.24 per diluted share, of net earnings reported for the comparable three-month period in 2005. The $107,000, or 36.6%, increase in net earnings resulted from increases of $201,000, or 14.1%, in net interest income and $11,000, or 7.5%, in other income, and a decrease of $6,000, or 13.3%, in the provision for losses on loans, which were partially offset by increases of $56,000, or 37.1%, in the provision for federal income taxes and $55,000, or 5.1%, in general, administrative and other expenses.

Net earnings for the six months ended December 31, 2006, were $841,000, or diluted earnings per share of $.72, compared to the $600,000, or $.50 per diluted share, of net earnings reported for the comparable six-month period in 2005. The $241,000, or 40.2%, increase in net earnings resulted from an increase of $497,000, or 18.0%, in net interest income which was partially offset by increases of $126,000, or 40.6%, in the provision for federal income taxes, $92,000, or 4.4%, in general, administrative and other expenses and $27,000, or 36.0%, in the provision for losses on loans and a decrease of $11,000, or 3.3%, in other income.

The increase in net interest income was primarily due to increases in yields and in average balances of loans receivable and other interest-earning assets, which were partially offset by increases in average deposit balances and in the cost of new and repricing deposits during the period. Borrowing costs decreased period to period because a decrease in the average balance outweighed the increase in interest rates. The increase in general, administrative and other expense was due primarily to growth in the Corporation's operations year over year. The decrease in other income was the result of a $34,000 decrease in mortgage banking income from a continued soft residential mortgage market and the absence of a $16,000 pre-tax gain recorded in 2005 from the sale of stock in Intrieve, Incorporated, which were partially offset by an increase of $39,000 in service charges and other fee income.

FFD Financial Corporation reported total assets of $167.3 million at December 31, 2006, an increase of 3.8% over the June 30, 2006 balance of $161.2 million. Cash and cash equivalents increased by 41.7% from the June 30, 2006 balance of $7.7 million to $10.9 million at December 31, 2006. Loans receivable increased by 2.0% from the June 30, 2006 balance of $144.6 million to $147.4 million at December 31, 2006. Total liabilities increased by 4.9% from the June 30, 2006 balance of $142.9 million to $149.8 million at December 31, 2006, and included deposits of $134.6 million, representing an increase of 10.4% over the June 30, 2006 balance of $121.9 million. Shareholders' equity amounted to $17.5 million at December 31, 2006 a decrease from the $18.4 million total at June 30, 2006. The reduction in shareholders' equity was primarily attributable to previously announced share repurchases and payments of quarterly dividends, and were partially offset by exercise of stock options, amortization of stock benefit plans and net earnings of $841,000.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia and on the Boulevard in Dover, and limited service offices in Coshocton and Sugarcreek. The Corporation maintains an interactive web site at www.onlinefirstfed.com.
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                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                     December 31,      June 30,
      ASSETS                                                 2006          2006
                                                      (unaudited)
Cash and cash equivalents                                $ 10,901      $  7,692
Investment securities                                       3,446         3,353
Mortgage-backed securities                                    397           561
Loans receivable                                          147,429       144,556
Other assets                                                5,136         5,071
                                                         --------      --------

      Total assets                                       $167,309      $161,233
                                                         ========      ========

      LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                 $134,629      $121,919
Borrowings                                                 12,826        18,428
Other liabilities                                           2,353         2,523
                                                         --------      --------
      Total liabilities                                   149,808       142,870

Shareholders' equity                                       17,501        18,363
                                                         --------      --------

      Total liabilities and shareholders' equity         $167,309      $161,233
                                                         ========      ========

                            FFD Financial Corporation
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                           Six months ended   Three months ended
                                             December 31,        December 31,
                                            2006     2005       2006      2005

Total interest income                      $5,596    $4,503    $2,852    $2,340

Total interest expense                      2,342     1,746     1,223       912
                                           ------    ------    ------    ------

      Net interest income                   3,254     2,757     1,629     1,428

Provision for losses on loans                 102        75        39        45
                                           ------    ------    ------    ------

      Net interest income after
       provision for losses on loans        3,152     2,682     1,590     1,383

Other income                                  326       337       157       146

General, administrative and other expense   2,201     2,109     1,141     1,086
                                           ------    ------    ------    ------

       Earnings before income taxes         1,277       910       606       443

Federal income taxes                          436       310       207       151
                                           ------    ------    ------    ------

       NET EARNINGS                        $  841    $  600    $  399    $  292
                                           ======    ======    ======    ======

       EARNINGS PER SHARE
         Basic                             $  .72    $  .51    $  .35    $  .25
                                           ======    ======    ======    ======

         Diluted                           $  .72    $  .50    $  .35    $  .24
                                           ======    ======    ======    ======